EXHIBIT 21.1

                                SUBSIDIARIES OF
                           COMFORT SYSTEMS USA, INC.(1)

             Accurate Acquisition Corp.
             Atlas Air Acquisition I Corp.
             Atlas Air Acquisition II Corp.
             Contract Acquisition Corp.
             Eastern Acquisition Corp.
             Eastern II Acquisition Corp.
             Freeway Acquisition Corp.
             Quality Acquisition Corp.
             S. M. Lawrence Acquisition Corp.
             S. M. Lawrence II Acquisition Corp.
             Seasonair Acquisition Corp.
             Standard Acquisition Corp.
             Tech I Acquisition Corp.
             Tech II Acquisition Corp.
             Tri-City Acquisition Corp.
             Western Building Acquisition Corp.
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(1)  All subsidiaries of Comfort Systems USA, Inc. are incorporated in Delaware and wholly-owned.